Liberty High Yield Securities Fund

                     AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

Effective July 1, 2000, the Agreement dated March 27, 1995, between LIBERTY FUNDS TRUST I (formerly Colonial Trust I) (Trust) on behalf of Colonial HIGH YIELD SECURITIES Fund (Fund) and COLONIAL MANAGEMENT ASSOCIATES, INC. is hereby amended to replace Section 5 in its entirety:

5. The Fund shall pay the Adviser monthly a fee at the annual rate of 0.60% of the first $1.5 billion of the average daily net assets of the Fund and 0.55% in excess of $1.5 billion.

LIBERTY FUNDS TRUST I on behalf of
Colonial HIGH YIELD SECURITIES Fund

By:________________________________
   J. Kevin Connaughton, Controller



COLONIAL MANAGEMENT ASSOCIATES, INC.



By:______________________________________
   Nancy L. Conlin, Senior Vice President


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Amendment is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.